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                                                                   Exhibit 10.03

                                G+G RETAIL, INC.
                                520 Eighth Avenue
                               New York, NY 10018


September 11, 2002


Pegasus Investors, L.P.
99 River Road
Cos Cob, CT 06807

Gentlemen:

         As contemplated by Section 4.8 of that certain Stockholders Agreement, dated August 28, 1998, among G&G Retail Holdings, Inc. ("Holdings"), Pegasus G&G Retail, L.P., Pegasus Partners, L.P., Pegasus Related Partners, L.P., Jay Galin, Scott Galin and other management stockholders of Holdings set forth on Schedule 1 thereto, we have agreed that Pegasus Investors, L.P. ("Pegasus") will provide consulting services to G+G Retail, Inc. ("G+G") including (a) strategic planning, (b) identification of financing, acquisition and divestiture opportunities, (c) assistance with respect to matters of cash management, treasury and financial controls, and (d) other financial matters in which Pegasus has expertise, in each case as the management of G+G may reasonably request from time to time. As compensation for such services, G+G will pay to Pegasus an annual fee of $500,000 (the "Annual Consulting Fee") for the calendar year 2002 and for each calendar year thereafter. Subject to the following paragraph, the Annual Consulting Fee will be accrue for the benefit of Pegasus as follows: (i) for calendar year 2002, $375,000 on September 30, 2002 and $125,000 on December 31, 2002 and (ii) for each calendar year following 2002, four installments of $125,000 on each of March 31, June 30, September 30 and December 31 of such year. The Annual Consulting Fee shall be paid by G+G to Pegasus as follows: $375,000 on September 30 of each year, commencing September 30, 2002, and $125,000 on December 31 of each year, commencing December 31, 2002.

         Payment of the Annual Consulting Fee is contingent upon and subject to the prohibitions and restrictions provided for in each of (i) the Indenture, dated as of May 17, 1999, by and between G+G and U.S. Bank Trust NA, as Trustee, relating to G+G's 11% Senior Notes due 2006 and (ii) the Loan and Security Agreement, dated May 2, 2001, between the CIT Group/Business Credit, Inc. and G+G Retail, Inc. (each being a "Restricting Agreement"), and any amendment, modification, or replacement of or to a Restricting Agreement. If a Restricting Agreement shall prohibit or restrict G+G from paying all or any portion of the Annual Consulting Fee, Pegasus' entitlement to such prohibited or restricted payments shall continue to accrue, on a cumulative basis, and G+G will pay such amounts, plus interest accruing at an annual rate equal to the prime rate as of the date when such payment was due and payable, if and when the Restricting Agreement allows any such payment.

         Notwithstanding anything herein to the contrary, this letter agreement shall terminate upon consummation or completion of (i) a "Sale Transaction", as defined in subsection 2(b)(3) of Section FOURTH Part A of Holdings' Amended and Restated Certificate of Incorporation or (ii) a "Qualified Public Offering", as defined in the Stockholders Agreement, dated August 28, 1998, by and among Holdings, Pegasus, Pegasus G&G Retail, L.P., Pegasus Related Partners, L.P. and G&G Shops, Inc.





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         Upon termination of this letter agreement, (a) the next scheduled
Annual Consulting Fee shall be pro-rated through and including the date of termination and (b) G+G shall immediately pay to Pegasus all accrued but unpaid payments due hereunder.

         G+G represents and warrants that no Restrictive Agreement currently prohibits, and no facts or circumstances exist to G+G's knowledge that would reasonably be expected to result in a Restrictive Agreement prohibiting, the payment of the Annual Consulting Fee on September 30, 2002.

         Please acknowledge your agreement with the foregoing by signing below where indicated.

                                 Very truly yours,

                                 G+G RETAIL, INC.


                                 By:/s/ Scott Galin
                                    ____________________________________________
                                    Name:  Scott Galin
                                    Title: President and Chief Operating Officer


Agreed to and accepted:

PEGASUS INVESTORS, L.P.

    By: Pegasus Investors GP, Inc.,
     its general partner


By:/s/ Jonathan Berger
   ________________________________
   Name:  Jonathan Berger
   Title: Vice President